Exhibit (a)(5)(E)

FOR IMMEDIATE RELEASE

Trinseo Announces Acceptance and Final Results of Tender Offer

Berwyn, PA — April 26, 2016

Trinseo S.A. (NYSE: TSE) (the “Company”), a global materials solutions provider and manufacturer of plastics, latex binders and synthetic rubber, today announced the final results of its tender offer, which expired at 5:00 p.m., New York City Time on April 25, 2016, in which Trinseo offered to purchase up to 1,165,000 of its ordinary shares at a price of $35.63 per share on the terms and subject to the conditions set forth in the Offer to Purchase.  In accordance with the terms and subject to the conditions of the offer, Trinseo has accepted for purchase 38,702 of its ordinary shares at a price of $35.63 per share, for a total purchase price of $1,378,952.26.The Company conducted the tender offer in order to satisfy certain requirements of Luxembourg law following the repurchase by the Company of 1,600,000 ordinary shares as part of the secondary offering of the Company’s ordinary shares that was completed on March 24, 2016.

Payment for shares accepted for purchase will be made promptly by American Stock Transfer and Trust Company, the depositary for the tender offer.

The Company retained Okapi Partners LLC to act as information agent and American Stock Transfer and Trust Company, LLC to act as depositary in connection with the tender offer.  Shareholders with questions regarding the tender offer may call the information agent toll-free at (855) 208-8903.

About Trinseo

Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.0 billion in revenue in 2015, with 18 manufacturing sites around the world, and more than 2,200 employees.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements.” Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to the repurchase by the Company and the risks identified, or incorporated by reference, in the Offer to Purchase.  As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Editorial Information:

Donna St. Germain

Press Contact

Trinseo

+1 610 240 3307

stgermain@trinseo.com

David Stasse

Investor Contact

Trinseo

+1 610-240-3207

dstasse@trinseo.com